Exhibit 10.25

FORM OF

NOVELIS INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Novelis Inc., a corporation organized under the laws of Canada (the “Company”), pursuant to its 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant the number of restricted stock units (“RSUs”) set forth below, each of which represents the right to receive one Share without any payment for such Shares. This Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (this “Notice”), in the corresponding Restricted Stock Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Restricted Stock Unit Agreement will have the same definitions as in the Plan or the Restricted Stock Unit Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 to this Notice, the corresponding Restricted Stock Unit Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1 to this Notice, the corresponding Restricted Stock Unit Agreement, and then the Plan.

Participant	[PARTICIPANT NAME]
Date of Grant:	[GRANT DATE]
Number of RSUs:	[TOTAL SHARES]

Type of Grant:	Restricted Stock Units

Vesting Schedule:	This Award shall vest pursuant to the schedule set forth in Exhibit 1, which is attached hereto and incorporated herein in its entirety.

Additional Terms/Acknowledgements:	Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Restricted Stock Unit Agreement and the Plan. Participant acknowledges and agrees that this Notice and the corresponding Restricted Stock Unit Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Restricted Stock Unit Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding this RSU award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Notice, the Restricted Stock Unit Agreement and the Plan.

By accepting these RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

Novelis Inc.

By:	[NAME]
Title:

Participant:

Date:

Attachments: Restricted Stock Unit Agreement; 2024 Equity Incentive Plan (as amended from time to time)

Exhibit 1

Vesting Schedule

1.

Vesting. Except as otherwise provided in this Exhibit 1, provided that Participant has not incurred a termination of Service as of the applicable vesting date, 100% of the RSUs will vest on the earlier to occur of (a) the first anniversary of the Date of Grant and (b) the Company’s next annual general meeting of shareholders.

2.	Termination of Service.

a.

Death or Disability. Subject to Section 3 in this Exhibit 1, if Participant incurs a termination of Service as a result of death or Disability, the unvested RSUs will become fully vested as of the time immediately prior to such termination of Service.

b.

Termination without Cause; Failure to be Re-elected. Subject to Section 3 in this Exhibit 1, if Participant’s Service is terminated by the Company without Cause or as a result of any failure to be re-elected to the board for any reason other than for Cause or Participant’s voluntary resignation from the Board or refusal to stand for re-election, the unvested RSUs will become fully vested as of the time immediately prior to such termination of Service.

c.	Change in Control. Subject to Section 3 in this Exhibit 1, Participant’s unvested RSUs will become fully vested upon a Change in Control.

3.

Release. The receipt of Shares subject to the RSUs that are eligible to vest pursuant to Section 2(a), (b) and (c) in this Exhibit 1 shall be subject to the execution and nonrevocation of a general release of claims in favor of the Company, in a form reasonably satisfactory to the Company.

Attachment 1

Restricted Stock Unit Agreement

NOVELIS INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to your Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Agreement (this “Agreement”), Novelis Inc., a corporation organized under the laws of Canada (the “Company”) has granted you the number of RSUs under its 2024 Equity Incentive Plan (the “Plan”) indicated in your Grant Notice, each of which represents the right to receive one Share. The RSUs are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, Exhibit 1 to the Grant Notice, this Agreement and the Plan, then such conflict shall be resolved by giving such documents precedence in the following order: Exhibit 1 to the Grant Notice, this Agreement, and then the Plan. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meanings as in the Plan.

The details of the RSUs, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.	Vesting; No Shareholder Rights

The RSUs will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Service with the Company, its Parent or any of its Subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in a written agreement between you and the Company.

You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, any RSUs unless and until they have vested and the Administrator has issued and delivered Shares to you and your name shall have been entered as a stockholder of record on the books of the Company. This Award includes a right to dividend equivalents equal to the value of any dividends paid on Shares for which the dividend record date occurs between the Date of Grant and the date the Award is settled or forfeited. Subject to vesting, each dividend equivalent entitles you to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the Award that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the Shares to which they are attributable, including, without limitation, the vesting conditions, and the provisions governing the time and form of settlement of the Award.

2.	Number of RSUs

The number of RSUs is set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 16 of the Plan.

3.	Settlement

Each RSU will be settled by delivery to you of one Share within thirty days (30) days following vesting. The Administrator may, in its sole discretion, deliver cash in lieu of all or any portion of the Shares otherwise deliverable in respect of the RSUs in an amount equal to such number of Shares multiplied by the Fair Market Value of a Share on the date when such shares would otherwise have been issued, as determined by the Administrator.

4.	Securities Law Compliance

In no event shall the Company deliver Shares upon vesting or settlement of the RSUs unless such shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law or, if not registered, the Administrator has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The issuance of Shares is also subject to compliance with all other applicable laws and regulations governing your RSUs, including the requirements of any Shares exchange on which the Shares may be listed, and you may not be issued Shares if the Administrator determines that such issuance would not be in material compliance with such laws, regulations and listing requirements.

5.	Other Terms

In considering the acceptance of this Award of RSUs, you understand, acknowledge, agree and hereby stipulate that you should use the same independent investment judgment that you would use in making other investments in corporate securities. Among other things, Shares prices will fluctuate over any reasonable period of time and the price of stock may go down as well as up. No guarantees are made as to the future prospects of the Company or the Shares. No representations are made by the Administrator or the Company.

6.	Transferability

The RSUs are not assignable or transferable, except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately.

7.	RSUs not a Service Contract

The RSUs are not an employment or service contract, and nothing in the RSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an affiliate, or of the Company or an affiliate to continue your Service. In addition, nothing in the RSUs will obligate the Company or an affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.

8.	Taxation of Award

The Administrator and the Company assume no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any RSU. Neither the Administrator, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the RSUs, the subsequent issuance, if any, of Shares on settlement of the RSUs, and the subsequent disposition of any such Shares.

9.	Recovery of Compensation; Clawback Rights

Notwithstanding any other provision of this Agreement, in accordance with Section 25 of the Plan, the RSUs and all amounts that may be received by you in connection with any disposition of any such Shares underlying the RSUs shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) the Company’s clawback policy and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law or stock exchange listing requirement. By accepting the RSUs, you are deemed to have acknowledged and consented to the Company’s clawback policy and the Company’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Board or the Committee, whether adopted prior to or following the date of the Date of Grant, and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.

10.	Section 409A; Tax Consequences

It is the Administrator’s and the Company’s intent that payments under this Agreement and Grant Notice shall be exempt from Section 409A to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, the Grant Notice or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by the Administrator to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” (as defined in Section 409A) from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Administrator), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. You hereby agree that the Administrator and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Administrator, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the RSUs or your other compensation.

11.	Notices

Any notices provided for in the Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt. The Administrator may, in its sole discretion, decide to deliver any documents related to participation in the Plan and these RSUs by electronic means or to request your consent to participate in the Plan by electronic means. By accepting these RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

12.	Agreement Summaries

In the event that the Administrator provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Agreement (including, without limitation, the RSUs and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1 to your Grant Notice, the Grant Notice, this Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

13.	Acknowledgements

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of RSUs and (f) the obligations and restrictions set forth in this Agreement are fair and reasonable.

Attachment 2

2024 Equity Incentive Plan

[Intentionally Omitted]